Exhibit 99

Spirit AeroSystems Announces Offering of $300 million
of Senior Unsecured Notes
WICHITA, Kan., Nov. 15, 2010 — Spirit AeroSystems, Inc., a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (the “Company”) announced today that it intends to offer up to $300 million in aggregate principal amount of senior unsecured notes due 2020 (the “Notes”) in a private placement to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. The Notes will be issued by Spirit AeroSystems, Inc. and will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company and its existing and future domestic subsidiaries (other than Spirit AeroSystems, Inc.) that guarantee its existing senior secured credit facility.
Spirit AeroSystems, Inc. intends to use the net proceeds from the offering to repay borrowings under its existing senior secured revolving credit facility without any reduction of the lenders’ commitment thereunder, for general corporate purposes and to pay fees and expenses incurred in connection with this offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems, Inc.’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarter periods ended April 1, 2010, July 1, 2010 and September 30, 2010.
On the web: http://www.spiritaero.com

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Contact:	Lisa Conklin, Corporate Communications, (316) 523-2438